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                              PEGASUS CAPITAL II, L.P.
                                   181 ELM STREET
                                NEW CANAAN, CT 06840

                                 December 15, 1998

Ms. Eileen McCarthy
Chief Financial Officer
Burr, Egan, Deleage & Company
One Post Office Square
Suite 3800
Boston, MA 02102

                    Re:EUPHONIX, INC,

Dear Eileen:

     We have agreed that Pegasus Capital II, L.P. ("Buyer") will buy an aggregate of 462,675 shares of the Common Stock of Euphonix, Inc. (the "Euphonix Shares"), of which 391,285 shares are held by Alta IV Limited Partnership ("Alta") and 71,390 shares are held by C.V. Sofinnova Partners Five ("Sofinnova" and with Alta, the "BED Funds"). The aggregate purchase price for the Euphonix Shares will be $404,842.62, which will be paid by wire transfer of immediately available funds to an account designated by the BED Funds. In consideration for the purchase of the Euphonix Shares, the BED Funds have represented to Buyer the following:

     - The BED Funds have held the Euphonix Shares continually since November 1991, and such shares are free and clear of any and all liens, security interests, restrictions or encumbrances of any kind, including without limitation, any restrictions that may be imposed under the Securities Act of 1933, as amended;

     - The sale of the Euphonix Shares by the BED Funds to Buyer will not violate or conflict with any of the charter documents of either of the BED Funds or with any contract, agreement or other instrument applicable thereto;

     - Following Buyer's purchase of the Euphonix Shares, such shares will be freely tradeable by Buyer on the Nasdaq Stock Market without any further action on the part of Buyer; and

     - the BED Funds will take all steps that are reasonably necessary and appropriate to assist Buyer in removing any and all legends that may presently appear on any certificate representing any of the Euphonix Shares.

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     If you are in agreement with the terms of this letter, please sign and fax a copy of your signed letter to me. Upon your receipt of certificates representing the Euphonix Shares we can mutually agree on a closing of this purchase.



                         Sincerely,


                         /s/  Mark Lanier

                         Mark Lanier, General Manager


AGREED AND ACCEPTED
ON BEHALF OF THE BED
FUNDS:

ALTA IV LIMITED PARTNERSHIP

By:  Alta IV Management Partners, L.P.

     By:  /s/ William P. Egan
          -------------------------
          General Partner

C.V. SOFINNOVA PARTNERS FIVE

By:  Sofinnova (International) Five, N.V.,
     General Partner

     By:  /s/ Eileen McCarthy
          -------------------------
          Under Power of Attorney


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